                            BLACKROCK ADVISORS, INC.
                             WAIVER RELIANCE LETTER
                             ----------------------


                                                     July 16, 2002

BlackRock California Municipal Income Trust II
100 Bellevue Parkway
Wilmington, Delaware  19809


Ladies and Gentlemen:

                  BlackRock Advisors, Inc. (the "Advisor") and BlackRock California Municipal Income Trust II (the "Trust"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended, have entered into an Investment Management Agreement, dated as of July 16, 2002 (the "Advisory Agreement"), pursuant to which the Advisor has agreed to furnish investment advisory services to the Trust on the terms and subject to the conditions of the Advisory Agreement.

                  The Advisory Agreement provides, among other things, that the Trust will pay to the Advisor as full compensation for all investment advisory services rendered by the Advisor to the Trust under the Advisory Agreement a monthly fee in arrears at an annual rate equal to 0.55% of the average weekly value of the Trust's Managed Assets (as defined in the Advisory Agreement) (such fee being referred to herein as the "Investment Advisory Fee"). The Advisor has covenanted to the underwriters of the Trust's common shares of beneficial interest that the Advisor will waive receipt of certain payments that would be expenses of the Trust, as set forth below. The Advisor understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Investment Advisory Fee.

                  For the period from the commencement of the Trust's operations through July 31, 2003, and for the twelve month periods ending July 31 in each indicated year during the term of the Advisory Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Advisor will waive receipt of certain payments that would be expenses of the Trust in the amount determined by applying the following annual rates to the average weekly value of the Trust's Managed Assets:


Period Ending                                        Period Ending
July 31                    Waiver                    July 31                    Waiver
------------------         ------                    -------------              ------
2003                       .15%                      2008                       .10%
2004                       .15%                      2009                       .10%
2005                       .15%                      2010                       .05%
2006                       .15%                      2011                       .05%
2007                       .15%                      2012                       .05%


                  The Advisor intends to cease to so waive receipt of payments upon the earlier of (a) July 31, 2012 or (b) termination of the Advisory Agreement.

                  Please acknowledge the foregoing by signing the enclosed copy of this letter in the space provided below and returning the executed copy to the Advisor.


                                               Sincerely,

                                               BLACKROCK ADVISORS, INC.


                                               By:/s/ Anne F. Ackerley
                                                  --------------------
                                                  Name:  Anne F. Ackerley
                                                  Title: Managing Director

CONFIRMED AND ACCEPTED:

BLACKROCK CALIFORNIA MUNICIPAL INCOME TRUST II


By:/s/ Anne F. Ackerley
   -------------------------------------
      Name:  Anne F. Ackerley
      Title: Secretary


                                                  3